JGWPT Holdings Inc. Announces Amendment to its Credit Agreement

RADNOR, Pa.— December 9, 2013—(BUSINESS WIRE)—JGWPT Holdings Inc. (“JGWPT”) (NYSE: JGW) today announced that its subsidiary Orchard Acquisition Company, LLC entered into a Second Amendment to its Credit Agreement (the “Amendment”). The Amendment (i) reduced the applicable margin on the initial term loans from 6.50% to 5.00% for Base Rate Loans and from 7.50% to 6.00% for Eurodollar Loans and (ii) reduced the interest rate floor on the initial term loans from 2.50% to 2.00% for Base Rate Loans and from 1.50% to 1.00% for Eurodollars Loans. Additionally, the Amendment modified the call protection and extended the period through February 7, 2015. Thereafter there are prepayment premiums of 103% through February 7, 2016 and 101.5% through February 7, 2017 applicable for voluntary prepayments. In connection with the amendment, the Company made a repayment of $123 million on its Credit Agreement with proceeds from its initial public offering on November 8, 2013.

The maturity date for the Term Loan remains in February 2019 and no changes were made to the financial covenants or scheduled amortization.

Based on current market conditions, the repricing represents a reduction in interest expense of 200 basis points and when combined with the paydown is expected to reduce annual cash interest payments by approximately $20 million, said the Company’s Chief Financial Officer, John Schwab.
The Amendment was effective at the close of business on December 6, 2013.

Credit Suisse Securities (USA) LLC and Jefferies Finance LLC acted as joint lead arrangers.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of JGWPT Holdings Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Consideration should be given to the areas of risk set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on October 8, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About JGWPT Holdings Inc.

JGWPT focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market leading and highly recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we have purchased over $9.1 billion of future structured settlement payment streams from our customers.

For more information about JGWPT, visit www.jgwpt.com or use the contact information provided below.

Investor Relations:

 (866) 386-3853

investor@jgwpt.com

Media Inquiries:

(866) 386-3853
media@jgwpt.com